Exhibit 99.5

AUDIENCE: AEROHIVE CUSTOMERS

TO BE SENT ON JUNE 26 AT 4:45AM

Subject line: Extreme Agrees to Acquire Aerohive

Good morning,

We are excited to share the news that Extreme will acquire Aerohive. Our industry-leading Cloud-Management platform combined with Extreme’s extensive solutions portfolio and continued investment in software and AI for automation will give you the most advanced digital experiences on the market. Together, we will push networking into a new era – making infrastructure smarter, more autonomous, and the driver of business value.

As your network evolves, we will be in a position to offer you even better network management and security from the cloud, along with more intelligence and automation at speed and scale. We’ll continue to build and grow the most advanced cloud-based network management driven by an ISO27001 certified microservices Cloud architecture with Native ML/AI and a near term roadmap that includes ML/AI-driven proactive problem resolution and 3D topology view of the Access Network.

We anticipate closing the acquisition in August. Throughout this process, we remain committed to your success, delivering the highest level of customer support. We look forward to sharing the new capabilities we will deliver with this acquisition, as together we continue to innovate at cloud-speed, building and growing the best cloud platform in the industry.

As always, thank you for your support. We appreciate that your network is critical to your success. And, we appreciate the opportunity to be your trusted provider.

Best regards,

Aerohive Networks

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Aerohive Networks, Inc. (“Aerohive Networks”) by Extreme Networks, Inc. (“Extreme Networks”), Clover Merger Sub, Inc., a wholly-owned subsidiary of Extreme Networks (“Purchaser”) will commence a tender offer for all of the outstanding shares of Aerohive Networks. The tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Aerohive Networks, nor is it a substitute for the tender offer materials that Extreme Networks and Purchaser will file with the SEC upon commencement of the tender offer. At the time that the tender offer is commenced, Extreme Networks and Purchaser will file tender offer materials on Schedule TO with the SEC, and Aerohive Networks will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY AEROHIVE NETWORKS’ STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be made available to Aerohive Networks’ stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Aerohive Networks by contacting Aerohive Networks at ir@aerohive.com or by phone at 1-408-769-6720, or by visiting Aerohive Networks’ website (https://ir.aerohive.com/inforequest). In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. AEROHIVE NETWORKS’ STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION.

Forward-Looking Statements

This communication may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to any statements regarding or relating to the transaction between Aerohive Networks, Extreme Networks, and Purchaser; any statements of expectation or belief; any statement regarding the future financial performance of Aerohive Networks; and any statements of assumptions underlying any of the foregoing. When used in this communication, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “goal”, “should”, “would”, “project”, “plan”, “predict”, “intend”, “target” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to Aerohive Networks and are subject to a number of risks, uncertainties and other factors that could cause results to differ from expectations include, but are not limited to: (i) uncertainties as to the timing of the tender offer and the merger; (ii) uncertainties as to how many of the holders of shares will tender their shares into the tender offer; (iii) the possibility that various closing conditions for the tender offer or the merger may not be satisfied or waived; (iv) legal proceedings that may be instituted against Aerohive Networks and others following announcement of the definitive agreement entered into with Extreme Networks and Purchaser; (v) other business effects, including the effects of industrial, economic or political conditions outside of Aerohive Networks’ control; (vi) transaction costs and/or actual or contingent liabilities; and (vii) other risks and uncertainties. Although Aerohive Networks believes that the expectations reflected in the forward-looking statements are reasonable, Aerohive Networks cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. Aerohive Networks does not intend to update any of the forward-looking statements after the date of this communication to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.